Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE SIGNS GLOBAL SOURCING AGREEMENT WITH DOCKERS™ BRAND

New York, NY, July 16, 2014 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced that it has signed a Master Supply Agreement with Levi Strauss & Company in which Hampshire will supply knit shirts, woven shirts and sweaters to Dockers’ global business. The new agreement extends the Company’s relationship with Dockers beyond North America, making Hampshire the exclusive supplier of all tops for the Dockers brand worldwide. Under the agreement, which goes into effect beginning with the fall 2015 product line, Hampshire will provide technical design and sourcing services in support of Dockers’ global strategy. Previously these functions were handled by Dockers internally.

“We are extremely excited and proud to be able to deepen our relationship with the Dockers brand on a global basis,” stated Paul Buxbaum, Hampshire’s Chief Executive Officer. “Sharing the same vision and blending our complementary skill sets have made for a successful partnership that we now look to extend around the globe. The additional volume associated with this new international agreement will leverage Hampshire’s existing production and sourcing platform.”

Hampshire (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A., is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company also operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

CONTACT:

Fred Buonocore The Equity Group Inc. (212) 836-9607; fbuonocore@equityny.com www.theequitygroup.com